UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.   )

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☐	Soliciting Material Pursuant to § 240.14a-12

INNOVATIVE INDUSTRIAL PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 3, 2024, Innovative Industrial Properties, Inc. (the “Company”) made available to stockholders the following communication in connection with its 2024 Annual Meeting of Stockholders to be held on May 15, 2024 (the “2024 Annual Meeting”). The Company filed a proxy statement with the Securities and Exchange Commission on April 1, 2024 describing the matters to be voted on at the 2024 Annual Meeting. This communication should be read in conjunction with the proxy statement.

Dear Stockholder:

This letter addresses an advisory report issued by the proxy advisory firm Institutional Shareholder Services (“ISS”) on April 30, 2024, regarding the Company’s 2024 Annual Meeting of Stockholders scheduled for May 15, 2024. In its report, ISS recommends that our stockholders vote against the non-binding advisory vote on executive compensation (also known as “say-on-pay”). We respectfully disagree with ISS’s recommendation for the reasons outlined below and recommend you vote FOR the non-binding advisory vote on executive compensation.

In 2023, our Chief Executive Officer’s total compensation, as reported in the Summary Compensation Table on page 32 of the proxy statement, decreased by over 53% versus 2022, and 2023 compensation actually paid to our CEO, as disclosed in the Pay versus Performance Table on page 38 of the proxy statement, was more than 22% lower than as reported in the 2023 Summary Compensation Table. Much of the decrease in compensation actually paid was driven by the performance share units granted in 2021 failing to vest and being forfeited in their entirety at the end of their measurement period of December 31, 2023, and the performance share units granted in 2022 tracking below the threshold for any payout measured as of that same date (see the discussion beginning on page 40 of the proxy statement for a description of pay versus performance over the respective periods).

ISS’s limitation on its consideration of total stockholder return to a three-year period fails to capture our Company’s significant outperformance over the longer term. Since its initial public offering in late 2016 through the end of fiscal 2023, our Company’s total stockholder return was 586%, which was more than four times the return of the S&P 500 and more than eleven times the return of the MSCI U.S. REIT Index over the same period.

The ISS analysis also does not consider the context of the macroeconomic uncertainty and regulatory challenges that the Company and management faced during this period with the Company’s core focus on the cannabis industry, which the Company summarizes in detail on page 27 of the proxy statement, including sustained declines in cannabis unit pricing negatively impacting top-line revenues for operator tenants; costly regulation and punitive taxation for operators; inflation’s disproportionate impact on operators’ labor and production inputs and costs of construction for development projects; and significantly reduced overall capital availability for both operators and our Company. Notwithstanding these challenges, the Company continued to perform across its key metrics, as described in detail starting on page 19 of the proxy statement, growing revenue and adjusted funds from operations1 by double digits in 2023 to $309.5 million and $256.5 million, respectively, and increasing the Company’s 2023 common stock dividends declared year-over-year and in each year since inception. The Company achieved these financial results while also maintaining a prudent capital structure with one of the lowest leverage metrics in the U.S. equity REIT industry, including a 12% debt to total assets ratio and a debt service coverage ratio in excess of 16 times.

1 Adjusted funds from operations (“AFFO”) is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to AFFO is included in Appendix A of the proxy statement.

In addition, ISS takes only passing note of our Compensation Committee’s continued work on refining our executive compensation programs to further enhance pay-versus-performance alignment, as we discuss on page 29 of the proxy statement. In particular, the Compensation Committee established a new annual cash bonus program in 2024 that more formulaically ties bonus opportunities and payouts with achievement of specific, pre-established financial and strategic performance objectives, and the Compensation Committee is actively designing a new long-term incentive program under which a substantial portion of the awards granted will be in the form of performance share units with earnouts based on pre-established performance objectives over multi-year, specified performance periods.

IIP has provided stockholders with an annual say-on-pay advisory vote to approve executive compensation since 2020 and IIP say-on-pay proposals have received strong stockholder support, averaging more than 93% FOR votes of the total votes cast. We believe this endorsement of our compensation program demonstrates confidence in the alignment of executive pay with both the Company’s performance and long-term value creation for our stockholders. We ask that you consider the context for our executive compensation decisions when making your voting decision for the say-on-pay resolution, and we are confident that you will agree with us a vote FOR is warranted.

We urge you to vote FOR Proposal 3 - the non-binding advisory vote on executive compensation.

Submitted by the members of the Compensation Committee of the Company’s Board of Directors.

Gary Kreitzer, Chair
Scott Shoemaker

David Stecher